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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1
                                       to
                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


Date of Report (Date of earliest event reported):  February 15, 1999
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                             U.S. Technologies Inc.
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             (Exact name of registrant as specified in its charter)


Delaware                               0-15960                 73-1284747
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(State or other jurisdiction    (Commission File Number)     (IRS Employer
of incorporation)                                            Identification No.)

3901 Roswell Road, Suite 300, Marietta, Georgia                 30062
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(Address of principal executive offices)                      (Zip Code)





Registrant's telephone number, including area code:    (770) 565-4311

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          (Former name or former address, if changed since last report)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On February 12, 1999, Kenneth H. Smith resigned as a director and as the President and Chief Executive Officer of U.S. Technologies Inc. (the "Company"). On the same date, the Company and Mr. Smith entered into a Severance Agreement (the "Severance Agreement"), pursuant to which the Company sold to Mr. Smith all of the Company's interest in the Company's wholly-owned subsidiary, GWP, Inc., a Georgia corporation ("GWP"). The Company acquired GWP on October 5, 1998, the same date that GWP acquired 51% of the voting shares of Technology Manufacturing & Design, Inc., a Texas corporation ("TMD").

         The Severance Agreement provides that the price to be paid by Mr. Smith for GWP, including the 51% interest in TMD owned by GWP, shall be equal to the Company's total investment, including expenses, in GWP and TMD through February 11, 1999. On February 15, 1999, in payment of the parties' initial estimate of $2,110,031.52 as the purchase price, Mr. Smith tendered to the Company a cash payment of $875,199.52 and executed a personal Promissory Note (the "Promissory Note") in the amount of $1,234,832. The Severance Agreement provides that the amount of the Promissory Note is subject to adjustment based on the findings of BDO Seidman, LLP, the independent auditors of the Company, with respect to the total investment by the Company in GWP and TMD through February 11, 1999, and that such findings of BDO Seidman, LLP shall be conclusive as to the amount of the Company's investment and the amount of the adjustment, if any, to the Promissory Note.

         Immediately following the execution of the Severance Agreement by Mr. Smith, the board of directors of TMD, consisting of Mr. Smith and Larry Little, caused TMD to file a bankruptcy petition pursuant to Chapter 11 of the Bankruptcy Code.

         In connection with the severance arrangement, Mr. Smith and the Company entered into a Stock Pledge and Guaranty Agreement ("the Smith Pledge Agreement"), pursuant to which Mr. Smith pledged 3,000,000 shares of the Company's common stock to secure the Promissory Note and a personal guaranty by Mr. Smith of certain obligations of the Company with respect to TMD. In addition, GWP and the Company entered into a separate stock pledge and guaranty agreement (the "GWP Pledge Agreement"), pursuant to which GWP pledged of all of its shares of TMD to secure a guaranty by GWP of certain obligations of the Company with respect to TMD (the Smith Pledge Agreement and the GWP Pledge Agreements sometimes referred to herein as the "Pledge Agreements").

         On April 1, 1999, following a default under the Pledge Agreements and the Promissory Note, the Company exercised its rights under the Smith Pledge Agreement, taking possession of and immediately thereafter selling the 3,000,000 shares pledged by Mr. Smith. The 3,000,000 shares were sold at the closing sale price on April 1, 1999 of $.35 per share, as quoted on the OTC Bulletin Board market, a recognized public market for publicly-traded, small-cap companies on which the Company's shares are traded. The aggregate sales price of $1,050,000, less the expenses associated with the sale, has been applied in reduction of Mr. Smith's indebtedness to the Company. The 3,000,000 shares were sold to USV Partners, LLC ("USV"). In payment of the $1,050,000 sales price, USV executed a 30-day promissory note in favor of the Company. This promissory note is secured by the 3,000,000 shares of the Company's common



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stock sold to USV. Gregory Earls, the President and Chief Executive Officer of
the Company, is the sole member of USV Management, LLC, the manager of USV.

         On April 15, 1999, the Company entered into a forbearance agreement with Mr. Smith and GWP pursuant to which the parties agreed that the amount of the deficiency with respect to the Promissory Note was equal to $525,000, and the Company agreed to refrain from taking any further action with respect default under the Promissory Note and the Pledge Agreements until the earlier to occur of (i) June 4, 1999, (ii) the date on which an adverse judgment is rendered against the Company by any court of competent jurisdiction in connection with its guaranty of the obligation s of TMD, or (iii) any new default under the Promissory Note and/or Stock Pledge Agreements.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                    U.S. TECHNOLOGIES INC.



                                 By:/s/ John P. Brocard
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                                    John P. Brocard
                                    Executive Vice President and General Counsel


Dated:  April 29, 1999